Exhibit 10.20

ZORAN CORPORATION

2007 EXECUTIVE OFFICER BONUS POLICY

This 2007 Executive Officer Bonus Policy applies to the executive officers (“Participants”) of Zoran Corporation (“Zoran”) for fiscal 2007:

1.               The target bonus amount for each Participant shall be a percentage of the Participant’s base salary (“Target Bonus”).  The target percentage for each of the executive officers of Zoran, as determined by the Compensation Committee of the Board of Directors (“Committee”), shall be as follows:

Executive Officer	Target Bonus (% of base salary)
Dr. Levy Gerzberg, President and Chief Executive Officer	100%
Karl Schneider, Chief Financial Officer	70%
Dr. Isaac Shenberg, Senior Vice President	60%

2.               The measures of financial performance determining achievement of 67% of Target Bonuses shall be revenues of Zoran for fiscal 2007 (one-fourth of such amount) and fiscal 2007 non-GAAP earnings per share of Zoran (three-fourths of such amount).

3.               The specific levels of revenues and non-GAAP earnings per share at which 100% achievement of Target Bonus may be attained shall be the levels of revenues and non-GAAP earnings per share that are set forth in the Company’s Annual Operating Plan as approved by the Board of Directors, with minimum and maximum performance set at 80% and 120% respectively.

4.               The specific objectives determining achievement of 33% of Target Bonus for each Participant other than the Chief Executive Officer shall be the objectives approved by the Committee based on recommendations by the Chief Executive Officer.

5.               The Target Bonus of the Company’s Chief Executive Officer shall be determined based on the corporate financial goals identified in paragraph 3, subject to the discretion of the Committee to reduce or increase the bonus based on such factors as it deems appropriate.

6.               The Company shall accrue annual bonuses for all employees of the Company; executive officers, general managers and vice presidents of Zoran shall not be entitled to receive bonuses that, in the aggregate, exceed 25% of the accrued bonus pool.

7.               Non-GAAP pre-tax earnings per share consists of Zoran’s GAAP pre-tax earnings per share for fiscal 2007, adjusted to eliminate share-based compensation expenses, amortization of acquired intangible assets and income tax expense.

8.               Only persons employed by Zoran at the end of the fiscal year and at the time of payment are eligible to receive bonuses under this plan, pro rata to their service during the year.